DIME COMMUNITY BANCSHARES REPORTS EARNINGS FOR THE
QUARTER ENDED SEPTEMBER 30, 2010

Diluted EPS of $0.34; Net Interest Margin of 3.60%

Brooklyn, NY – October 25, 2010 - Dime Community Bancshares, Inc. (Nasdaq: DCOM) (the "Company" or “Dime”), the parent company of The Dime Savings Bank of Williamsburgh (the “Bank”), today reported consolidated net income of $11.4 million, or 34 cents per diluted share, for the quarter ended September 30, 2010, up from $10.0 million, or 30 cents per diluted share, for the quarter ended June 30, 2010, and up from $8.3 million, or 25 cents per diluted share for the quarter ended September 30, 2009.

Vincent F. Palagiano, Chairman and CEO of Dime, commented, “The Company again posted a solid gain in EPS this quarter, the result of two main factors:  higher net interest margin and lower credit costs.  Earnings would have been higher but for a permanent change to the New York State and City Savings Bank tax law resulting in a higher effective tax rate, and an “other than temporary impairment” (“OTTI”) charge for pooled trust preferred securities.  All of the traditional credit metrics remain outstanding, with manageable levels of non-performing loans and assets, as well as 30 to 89 day delinquent loans.”

Significant Unusual or Non-Recurring Items Impacting Earnings for the Most Recent Quarter

The Company’s earnings for the quarter ended September 30, 2010 reflected an after-tax OTTI charge of approximately $899,000 on its investment in bank pooled trust preferred securities (“TRUPs”).  As of September 30, 2010, the Bank had taken OTTI charges on six of its eight owned TRUPs, which had a $3.9 million book balance on that date.  At September 30, 2010, these six bonds had been charged down to 32% of their original book value through earnings (with an additional 22% of their original book value written down through stockholders’ equity).  The remaining two TRUPs (with a book value of $7.5 million at September 30, 2010) continue to perform and the Bank currently expects to receive all principal and interest payments due under their contractual terms.

Also last quarter, the New York State legislature passed a rather significant change to New York State and City Savings Bank tax law by eliminating the long-standing “percentage of taxable income” as a method for determining bad debt deductions.  Since this change was made retroactive to January 1, 2010, the Company recognized approximately $700,000 of additional tax expense in the September 2010 quarter to reconcile the first two quarters of 2010, and, commencing in the September 2010 quarter, saw a permanent rise in its New York State and City income taxes.  As a result, the new consolidated tax rate for the Company (Federal, New York State and New York City) is now expected to approximate 40%.

OPERATING RESULTS FOR THE QUARTER ENDED SEPTEMBER 30, 2010

Net Interest Income
Dime's net interest margin grew 25 basis points to 3.60% during the quarter ended September 30, 2010.  The yield on interest earning assets increased 15 basis points due primarily to the redeployment of approximately $112 million in low-yielding short term investments into real estate loans and agency securities.  As a result, a greater percentage of the interest earning asset group became comprised of real estate loans and federal agency securities, with average yields of 5.89% and 1.38%, respectively, during the most recent quarter.  Although the rates on new loans are at a cyclical low, the spread to 5- and 10-year Treasury bonds (and Federal Home Loan Bank advances) is very favorable.  It typically takes several quarters for changes in new loan origination rates (either higher or lower) to have an impact on the portfolio rate.  For that reason, in spite of lower loan rates on newly-originated loans, the average yield on the existing loan portfolio was 5.89% during the September 2010 quarter compared to 5.87% in the trailing quarter and 5.93% a year earlier.  The direction and magnitude of the change in the loan portfolio yield over the next several quarters should be determined by the volume of loan refinancing from within the existing portfolio, and/or significant loan portfolio growth at these interest rate levels.

On the funding side, the average cost of interest bearing liabilities declined by 13 basis points quarter-over-quarter, due primarily to a reduction of 11 basis points in average deposit costs.  Rates on money market deposits declined slightly, and the average rate on the CD portfolio also fell as higher-rate maturing CDs priced down to today’s levels.  Repricing rates on 1-year CDs at the end of September 2010 were 75 basis points compared to a runoff rate approximating 2.0%.  Despite the decline in rates, total deposit balances declined only 2% during the most recent quarter, mostly through the loss of promotional rate deposits.

During the September 2010 quarter, the Bank repaid $140 million of FHLB advances with a weighted average cost of 3.74%.  Dime replaced $24.0 million of these borrowings with a new 5-year fixed rate Federal Home Loan Bank of New York (“FHLBNY”) advance carrying an average cost of 1.70%.  The repayment of these higher rate borrowings favorably impacted net interest margin.

The net result of these changes is that although average interest earning assets declined by $155.2 million during the quarter, net interest income rose by $1.1 million.

Provision/Allowance For Loan Losses
At September 30th, the allowance for loan losses (“ALL”) as a percentage of total loans stood at 0.49%, a decline of 18 basis points from 0.67% at the end of the prior quarter.  At June 30, 2010, approximately 25% of the Bank’s ALL balance (or 0.17% of the 0.67% ratio to total loans) was comprised of allocated reserves for losses deemed probable to occur on impaired loans.  During the most recent quarter, the Bank established the likely realizable value of these impaired loans, and reduced their book value and the ALL by that amount.  This resulted in $5.6 million of the $6.8 million total charge-offs recognized against the ALL during the quarter.  Following the regular quarterly analysis of the loan portfolio, the Bank provided $667,000 to the ALL.  As shown on page 12 of this release, problem assets as a percentage of tangible capital plus the ALL was 6.1% at September 30, 2010.

Non-Interest Income
Non-interest income was $1.1 million for the quarter ended September 30, 2010, a decline of $1.4 million from the previous quarter, due primarily to an increase in pre-tax OTTI charges of $1.1 million recognized on the Bank’s previously discussed portfolio of TRUPs.  There was also a decline in the gain on the sale of securities of $263,000 from the prior quarter, and a decline in lease income from the prior quarter (the Company having recognized in June a favorable adjustment to lease income related to the transition from a cash basis to accrual basis recognition of such income).  Offsetting these declines was an increase of $312,000 in mortgage servicing portfolio revenue recognized during the September 2010 quarter.

Non-Interest Expense
Non-interest expense was 1.46% of average assets during the most recent quarter, resulting in an efficiency ratio of 40.4%.  In the aggregate, non-interest expenses declined $899,000 from the previous quarter primarily as a result of: 1) a decline of $604,000 in lease operating expense that reflected an accounting change charged in the June 2010 quarter to transition from a strictly cash basis to a straight line accrual basis; and 2) a reduction of approximately $450,000 in marketing expenses, reflecting lower deposit promotional activities during the current quarter.

Income Tax Expense
The Company's customary consolidated effective tax rate previously approximated 37%.  As discussed above, during the most recent quarter, New York State enacted a change in tax law associated with bad debt deductions permissible by savings banks effective retroactively to January 1, 2010.  As a result, Dime was required to recognize an adjustment during the most recent quarter for the difference between the previous and new rules for the first six months of 2010.  Dime’s consolidated effective tax rate thus increased to 42.6% during the most recent quarter.  The catch-up charge approximated $700,000, or 2 cents per diluted share.  Looking forward, the consolidated effective tax rate is expected to approximate 40%.

BALANCE SHEET

Total assets declined $151.5 million, to $4.00 billion at September 30, 2010.  The decline in assets was experienced primarily in cash and due from banks that were utilized to reduce outstanding FHLBNY advances.

Real Estate Loans
Real estate loans declined by $36.1 million during the most recent quarter.  Real estate loan originations were $81.4 million during the most recent quarter at an average rate of 5.42%.  Loan amortization, exclusive of the disposition of problem loans, totaled $100.7 million, or 11.8% of the average portfolio balance.  The average rate on amortized or satisfied loan balances was 6.15%.

The loan pipeline stood at $175.5 million at September 30, 2010, with a weighted average rate of 4.73%.  Yields on new loan commitments are again reaching historic lows due to current Federal Reserve monetary policy, which also is resulting in low Treasury yields.  During the past quarter, Dime did not aggressively seek loan growth at these yield levels.  As a result, total assets and the total loan portfolio have mildly contracted.

Non Performing/ Problem Loans
Non performing loans increased $907,000 during the most recent quarter, approximating 0.57% of total loans at September 30, 2010.  During the most recent quarter, management reclassified eight loans approximating $6.0 million as non-accrual due to concerns surrounding the likelihood of repayment under their original contractual terms.  These borrowers were making monthly payments as of September 30, 2010.

Loans delinquent between 30 and 89 days remained range bound at $15.7 million, or 0.46% of loans, at September 30, 2010, compared to $11.1 million at June 30, 2010.

Within the $392.6 million pool of loans sold to Fannie Mae with recourse exposure, $1.4 million were delinquent between 30 and 89 days, and $2.2 million were delinquent 90 days or more at September 30, 2010.

Deposits
Deposits declined $59.2 million during the most recent quarter, led by reductions of $23.0 million and $43.1 million in promotional CDs and money market accounts, respectively.  Non-interest bearing checking accounts increased $10 million during the most recent quarter, attributable to growth in commercial checking accounts.

During the most recent quarter, Dime opened its 25th retail banking office, located in Garden City Park, New York.  Average deposits in branches open in excess of one year approximated $97.8 million at September 30, 2010, and core deposits comprised 54% of the total.  Dime continues a measured de novo strategy, with its next new branch, to be located on 86th Street in Bay Ridge, Brooklyn, scheduled to open in early 2011.

While management continues to view deposits as its preferred funding source, the current interest rate environment provides a unique opportunity to acquire historically low-cost, long duration wholesale FHLBNY advances, and thus management will continue to assess these funding opportunities in order to help maintain pricing discipline on deposits and manage interest rate risk.

Tangible Capital
Dime continues to grow its tangible capital through retained earnings, as its reported earnings exceeded its quarterly cash dividend by 140% during the most recent quarter.  Tangible book value per share increased $0.21 during the most recent quarter to $7.86 at September 30, 2010.  This growth was fueled by a return of approximately 17% on average tangible equity during the most recent quarter.

Dime’s consolidated tangible capital approximated 6.90% of tangible assets at September 30, 2010, up 44 basis points from June 30, 2010.  The Bank’s tangible capital ratio approximated 8.01% at September 30, 2010.

OUTLOOK FOR THE QUARTER ENDING DECEMBER 31, 2010
The average cost of deposits decreased to 1.22% during the September 2010 quarter from 1.33% during the June 2010 quarter, as Dime continued to take advantage of its balance sheet liquidity and historically low short-term interest rates.  Deposit funding costs should remain near their historically low level for the remainder of 2010.

Amortization rates (including prepayments and loan refinancing activity), which approximated 12% on an annualized basis during the most recent quarter, are expected to remain in the 10% to 15% range during the final quarter of 2010, with the potential for prepayment speeds to increase again given the current low Treasury benchmark rates.

At September 30, 2010, the loan commitment pipeline was approximately $175.5 million, comprised primarily of multifamily residential loans, with an approximate weighted average rate of 4.73%.  Most of the funding is expected to come from the balance sheet, with total assets remaining unchanged.

Operating expenses for the December 2010 quarter are expected to approximate $15.5 million.

Quarterly loan loss provisions were $667,000 during the September 2010 quarter, $3.8 million during the June 2010 quarter, and $3.4 million during the March 2010 quarter.  Management expects loan loss provisioning to remain range-bound.

ABOUT DIME COMMUNITY BANCSHARES
The Company (Nasdaq: DCOM) had $4.00 billion in consolidated assets as of September 30, 2010, and is the parent company of Dime.  Dime was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York.  More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.

This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act").  These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following:  the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company’s control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company’s financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company’s business; technological changes may be more difficult or expensive than the Company  anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	September 30, 2010	December 31, 2009	June 30, 2010
ASSETS:
Cash and due from banks	$70,761	$39,338	$164,655
Investment securities held to maturity	6,639	7,240	7,165
Investment securities available for sale	64,675	43,162	40,956
Trading securities	1,420	-	1,329
Mortgage-backed securities available for sale	165,221	224,773	184,723
Federal funds sold and other short-term investments	23,848	3,785	45,455
Real Estate Loans:
One-to-four family and cooperative apartment	119,991	131,475	123,434
Multifamily and underlying cooperative (1)	2,460,882	2,377,278	2,469,271
Commercial real estate (1)	823,018	834,724	837,523
Construction and land acquisition	16,348	44,544	26,127
Unearned discounts and net deferred loan fees	4,526	4,017	4,476
Total real estate loans	3,424,765	3,392,038	3,460,831
Other loans	2,327	3,221	4,211
Allowance for loan losses	(16,942)	(21,505)	(23,350)
Total loans, net	3,410,150	3,373,754	3,441,692
Loans held for sale	345	416	692
Premises and fixed assets, net	31,224	29,841	30,491
Federal Home Loan Bank of New York capital stock	47,848	54,083	53,068
Other real estate owned, net	85	755	350
Goodwill	55,638	55,638	55,638
Other assets	118,914	119,489	122,081
TOTAL ASSETS	$3,996,768	$3,952,274	$4,148,295
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$119,966	$106,449	$109,985
Interest Bearing Checking	104,705	114,416	106,226
Savings	318,239	302,340	314,747
Money Market	743,305	708,578	791,413
Sub-total	1,286,215	1,231,783	1,322,371
Certificates of deposit	1,094,451	985,053	1,117,444
Total Due to Depositors	2,380,666	2,216,836	2,439,815
Escrow and other deposits	91,965	65,895	77,699
Securities sold under agreements to repurchase	195,000	230,000	195,000
Federal Home Loan Bank of New York advances	904,525	1,009,675	1,020,525
Subordinated Notes Sold	-	25,000	-
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	31,470	39,415	29,849
TOTAL LIABILITIES	3,674,306	3,657,501	3,833,568
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 51,151,115 shares and 51,131,784 shares issued at September 30, 2010 and December 31, 2009, respectively and 34,547,769 shares and
34,395,531 shares outstanding at September 30, 2010 and December 31, 2009, respectively)	511	511	511
Additional paid-in capital	224,239	214,654	223,802
Retained earnings	323,777	306,787	317,088
Unallocated common stock of Employee Stock Ownership Plan	(3,528)	(3,701)	(3,586)
Unearned common stock of Restricted Stock Awards	(3,226)	(2,505)	(3,573)
Common stock held by the Benefit Maintenance Plan	(7,979)	(8,007)	(7,979)
Treasury stock (16,603,346 shares and 16,736,253 shares at September 30, 2010, and December 31, 2009, respectively)	(206,259)	(207,884)	(206,259)
Accumulated other comprehensive loss, net	(5,073)	(5,082)	(5,277)
TOTAL STOCKHOLDERS' EQUITY	322,462	294,773	314,727
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$3,996,768	$3,952,274	$4,148,295

(1) While the loans within both of these categories are often considered "commercial real estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition of their underlying real estate collateral.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009
Interest income:
Loans secured by real estate	$50,648	$51,068	$48,422	$151,839	$144,412
Other loans	28	30	35	97	110
Mortgage-backed securities	1,846	2,082	2,748	6,199	8,997
Investment securities	290	312	76	1,009	515
Federal funds sold and other short-term investments	702	681	809	2,125	2,170
Total interest income	53,514	54,173	52,090	161,269	156,204
Interest expense:
Deposits and escrow	7,383	8,010	9,156	22,986	35,086
Borrowed funds	11,855	12,958	13,965	38,036	41,720
Total interest expense	19,238	20,968	23,121	61,022	76,806
Net interest income	34,276	33,205	28,969	100,247	79,398
Provision for loan losses	667	3,834	3,769	7,948	8,661
Net interest income after provision for loan losses	33,609	29,371	25,200	92,299	70,737

Non-interest income:
Service charges and other fees	1,284	945	1,376	3,165	3,118
Mortgage banking income (loss) , net	316	303	246	829	(66)
Other than temporary impairment ("OTTI") charge on securities (1)	(1,639)	(508)	(556)	(2,312)	(6,482)
Gain (loss) on sale of other real estate owned and other assets	(10)	282	-	618	339
Gain (loss) on trading securities	86	(66)	-	243
Other	1,031	1,501	1,038	3,492	3,006
Total non-interest income (loss)	1,068	2,457	2,104	6,035	(85)
Non-interest expense:
Compensation and benefits	8,514	8,522	7,941	25,923	23,358
Occupancy and equipment	2,190	2,648	1,926	7,096	5,894
Other	4,188	4,621	3,774	13,355	13,321
Total non-interest expense	14,892	15,791	13,641	46,374	42,573

Income before taxes	19,785	16,037	13,663	51,960	28,079
Income tax expense	8,430	6,033	5,337	21,131	9,987

Net Income	$11,355	$10,004	$8,326	$30,829	$18,092

Earnings per Share:
Basic	$0.34	$0.30	$0.25	$0.93	$0.55
Diluted	$0.34	$0.30	$0.25	$0.93	$0.55

Average common shares outstanding
for Diluted EPS	33,394,522	33,341,885	33,126,941	33,328,574	33,005,549

(1) Total OTTI charges on securities were $1,858, $521 and $675 during the three months ended September 30, 2010, June 30, 2010 and September 30, 2009,
respectively, and $736 and $7,939 during the nine months ended September 30, 2010 and 2009, respectively. The non-credit component of
OTTI recognized in accumulated other comprehensive loss was $219, $13 and $119 during the three months ended September 30, 2010,
June 30, 2010 and September 30, 2009, respectively, and $313 and $1,457 during the nine months ended September 30, 2010 and 2009, respectively.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Nine Months Ended
	September 30, 2010	June 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.34	$0.30	$0.25	$0.93	$0.55
Return on Average Assets	1.11%	0.95%	0.85%	1.00%	0.60%
Return on Average Stockholders' Equity	14.23%	12.80%	11.66%	13.22%	8.55%
Return on Average Tangible Stockholders' Equity	16.92%	15.29%	14.07%	15.82%	10.29%
Net Interest Spread	3.44%	3.16%	2.91%	3.28%	2.55%
Net Interest Margin	3.60%	3.35%	3.11%	3.47%	2.80%
Non-interest Expense to Average Assets	1.46%	1.50%	1.39%	1.51%	1.42%
Efficiency Ratio	40.35%	43.92%	43.13%	43.05%	49.82%
Effective Tax Rate	42.61%	37.62%	39.06%	40.67%	35.57%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$9.33	$9.11	$8.42	$9.33	$8.42
Tangible Book Value Per Share	7.86	7.65	6.97	7.86	6.97

Average Balance Data:
Average Assets	$4,090,033	$4,211,629	$3,912,313	$4,105,697	$3,987,849
Average Interest Earning Assets	3,806,510	3,961,750	3,721,680	3,852,759	3,787,316
Average Stockholders' Equity	319,090	312,634	285,688	310,856	281,987
Average Tangible Stockholders' Equity	268,477	261,736	236,680	259,821	234,538
Average Loans	3,440,764	3,479,613	3,267,984	3,455,969	3,272,472
Average Deposits	2,406,853	2,419,758	2,255,479	2,242,875	2,292,019

Asset Quality Summary:
Net charge-offs	$6,817	$5,024	$3,619	$12,610	$6,023
Nonperforming Loans	19,598	18,691	14,162	19,598	14,162
Nonperforming Loans/ Total Loans	0.57%	0.54%	0.43%	0.57%	0.43%
Nonperforming Assets (1)	20,242	19,634	16,090	20,242	16,090
Nonperforming Assets/Total Assets	0.51%	0.47%	0.41%	0.51%	0.41%
Allowance for Loan Loss/Total Loans	0.49%	0.67%	0.61%	0.49%	0.61%
Allowance for Loan Loss/Nonperforming Loans	86.45%	124.93%	143.07%	86.45%	143.07%
Loans Delinquent 30 to 89 Days at period end	$15,729	$11,133	$11,340	$15,729	$11,340

Regulatory Capital Ratios:
Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	6.90%	6.46%	6.23%	6.90%	6.23%
Tangible Capital Ratio (Bank Only)	8.01%	7.70%	8.03%	8.01%	8.03%
Leverage Capital Ratio (Bank Only)	8.01%	7.70%	8.03%	8.01%	8.03%
Risk Based Capital Ratio (Bank Only)	11.07%	11.91%	11.73%	11.07%	11.73%

(1) Amount comprised of total nonperforming loans, other real estate owned and the recorded balance of two pooled bank trust preferred security investments for which the Bank has not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
	September 30, 2010			June 30, 2010			September 30, 2009
			Average			Average	Average		Average
	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Balance	Interest	Yield/ Cost
Assets:
Interest-earning assets:
Real estate loans	$3,439,448	$50,648	5.89%	$3,478,236	$51,068	5.87%	$3,266,416	$48,422	5.93%
Other loans	1,316	28	8.51	1,377	30	8.71	1,568	35	8.93
Mortgage-backed securities	166,672	1,846	4.43	184,613	2,082	4.51	246,354	2,748	4.46
Investment securities	64,325	290	1.80	50,709	312	2.46	26,039	76	1.17
Other short-term investments	134,749	702	2.08	246,815	681	1.10	181,303	809	1.78
Total interest earning assets	3,806,510	$53,514	5.62%	3,961,750	$54,173	5.47%	3,721,680	$52,090	5.60%
Non-interest earning assets	283,523			249,879			190,633
Total assets	$4,090,033			$4,211,629			$3,912,313

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking	$98,588	$99	0.40%	$102,711	$191	0.75%	$105,938	$179	0.67%
Money Market accounts	760,509	1,221	0.64	785,323	1,647	0.84	730,634	1,738	0.94
Savings accounts	317,243	202	0.25	311,201	200	0.26	297,450	201	0.27
Certificates of deposit	1,107,791	5,861	2.10	1,106,346	5,972	2.17	1,016,246	7,038	2.75
Total interest bearing deposits	2,284,131	7,383	1.28	2,305,581	8,010	1.39	2,150,268	9,156	1.69
Borrowed Funds	1,213,607	11,855	3.88	1,336,282	12,958	3.89	1,265,644	13,965	4.38
Total interest-bearing liabilities	3,497,738	$19,238	2.18%	3,641,863	$20,968	2.31%	3,415,912	$23,121	2.69%
Non-interest bearing checking accounts	122,722			114,177			105,211
Other non-interest-bearing liabilities	150,483			142,955			105,502
Total liabilities	3,770,943			3,898,995			3,626,625
Stockholders' equity	319,090			312,634			285,688
Total liabilities and stockholders' equity	$4,090,033			$4,211,629			$3,912,313
Net interest income		$34,276			$33,205			$28,969
Net interest spread			3.44%			3.16%			2.91%
Net interest-earning assets	$308,772			$319,887			$305,768
Net interest margin			3.60%			3.35%			3.11%
Ratio of interest-earning assets
to interest-bearing liabilities		108.83%			108.78%			108.95%

Deposits (including non-interest bearing
checking accounts)	$2,406,853	$7,383	1.22%	$2,419,758	$8,010	1.33%	$2,255,479	$9,156	1.61%

Interest earning assets (excluding prepayment and other fees)			5.54%			5.40%			5.53%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At September 30, 2010	At June 30, 2010	At September 30, 2009
Non-Performing Loans
One- to four-family	$224	$634	$371
Multifamily residential and mixed use (1)	12,934	13,739	11,020
Commercial real estate (1)	6,396	4,277	2,739
Cooperative apartment	25	25	26
Other	19	16	6
Total Non- Performing Loans (2)	$19,598	$18,691	$14,162
Other Non-Performing Assets
Other real estate owned (3)	85	350	168
Pooled bank trust preferred securities	559	593	1,760
Total Non-Performing Assets	$20,242	$19,634	$16,090

Troubled Debt Restructurings not included in non-performing loans
Multifamily residential	-	-	-
Commercial real estate	6,600	-	-
Mixed Use	1,040	1,040	1,040
Other	-	-	-
Total Troubled Debt Restructurings ("TDRs") (1)	$7,640	$1,040	$1,040

(1) While the loans within both of these categories are often considered "commercialreal estate" in nature, they are classified separately in the statement above to provide further emphasis upon the discrete composition oftheir underlying real estate collateral.

(2) Total non-performing loans include loans that have been modified in a manner that would meet the criteria for a TDR should the loans return to accrual status. These loans, which are included in the non-performing loan table, but excluded from the TDR amount shown above, totaled $3.6 million at September 30, 2010, $4.6 million at June 30, 2010 and $4.6 million at September 30,2009, respectively.

(3) Amount was fully comprised of multifamily residential loans at September 30, 2010 and June 30, 2010.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At September 30, 2010	At June 30, 2010
Total Non-Performing Assets	$20,242	$19,634
Loans over 90 days past due on accrual status	-	-
PROBLEM ASSETS	$20,242	$19,634

Tier 1 Capital - Dime Savings Bank of Williamsburgh	$314,587	$313,882
Allowance for loan losses	16,942	23,350
TANGIBLE CAPITAL PLUS RESERVES	$331,529	$337,232

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	6.1%	5.8%

Contact:	Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279